Exhibit 16

September 30, 2022

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

We have read Item 4.01 of Form 8-K dated September 29, 2022, of United Bancorp, Inc. and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ FORVIS, LLP
FORVIS, LLP
(Formerly BKD, LLP)